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                                                                   Exhibit 10(c)

[logo] INTERTAN, INC.

       3300 Highway # 7, Suite 904, Concord, Ontario L4M 4K3

                                                              BRIAN E. LEVY
                                                                President
                                                         Chief Executive Officer
                                                          Tel. (905) 760-9708
                                                          Fax (905)760-9723

March 21, 2002

Mr. Michael Flink
11267 Newberry Drive
Frisco, Texas
75035

Dear Michael:

On behalf of InterTAN, Inc. (the "Company"), I am pleased to hereby offer you the position of Executive Vice President, Merchandising & Marketing. Your compensation and benefits will be as described below. Please note that your base salary and bonus base will not be subject to adjustment until July 1, 2003 at the earliest. You agree to devote your primary working time, skill, attention and best efforts to the business of the Company at the Company's Barrie, Ontario office or in such other position or office as the Chief Executive Officer of the Company may designate from time to time. All annual amounts are subject to pro rata adjustment to your actual start date, which is expected to be by or before April 15, 2002. All dollar amounts of pay herein are denominated in Canadian dollars.

Base Salary:               During the term hereof, $496,000 per year payable in
                           accordance with the Company's normal payroll procedures. Base salary will remain the same for the fiscal year July 1, 2002 to June 30, 2003 (FY2003).
                           Base salary for the year FY 2004 and beyond will be as approved by the Company's Board of Directors (the
                           "Board") but in no event shall be less than $496,000.

Bonus Base:                Your bonus base for  FY2003  will be  $198,500  and
                           subject to annual review to annual review in respect of subsequent fiscal years but shall not be less than $198,500. Your bonus may be subject to change, either up or down, depending upon and corresponding to the Company's actual operating performance as compared to the budget for the fiscal year in accordance with and

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                           as determined by the applicable and annual bonus
                           plans duly approved by the Board of Directors. Notwithstanding the above, you will be entitled to receive a bonus payment (a pro-ration of the annual amount of $190,000 for the period from your actual start date to June 30, 2002) of X times in respect of FY2002, where "X" is the percentage of the Company's actual achievement of net profit in FY2002 to budgeted net profit for FY2002.

Stock Options:             You will be granted an option to purchase  20,000
                           shares of the Company's stock under the InterTAN, Inc. 1996 Stock Option Plan. The exercise price will be the fair market value of the stock (i.e., NYSE closing price) on the date of the grant. The grant date will be the date the grant is approved by the Board, which is anticipated to be at their earliest convenience.

Company Car:               You will be provided  with a company car for your use
                           that is consistent with Company policy. Insurance, maintenance and operating costs will be administered in accordance with the Company's policy.

Severance Benefits:        If your employment is terminated for any reason other
                           than your voluntary resignation from the Company, for "cause" or your death or disability, you shall be entitled to receive severance benefits in an amount equal twelve months of your then current base salary and the bonus base which would actually be payable under your then current bonus formula.
                           "Cause" shall, for the purpose of this letter, have such meaning as commonly recognized under the employment laws of the Province of Ontario.

Change of Control:         In the event that there is a Change of Control of the
                           Company ( the occurrence of an event as indicated in Section 8.5 of the Company's Deferred Compensation
                           Plan), and if, within 18 months of such Change of Control, your employment is involuntarily terminated or there is a material reduction in the scope and level of your responsibilities, duties or the effective authority associated with your position, you shall be entitled to receive severance benefits in an amount equal to 12 months of your then current base salary and base bonus, payable in one single lump sum payment, and shall be entitled to the continuation of company-paid health, dental and life insurance (then in effect, whether group or non-group) benefits for such 12 month period.

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Deferred
Compensation Plan:         Subject to the following and solely at the Board's
                           discretion, you may be eligible to be designated as a Participant in the Company's Deferred Compensation
                           Plan ("DCP"). I will submit your name to the Board for consideration to be designated as a DCP
                           Participant and your "Plan Benefit Amount" (as such term is defined in the DCP) will be set at five times your then base salary plus base bonus, $CAD3,473,000, and will be subject to the terms of the DCP in effect from time to time.

Stock Purchase
Plan: You will be eligible to participate in InterTAN, Inc.'s Stock Purchase Plan ("S.P.P.") on the terms and conditions of the S.P.P. in effect or as amended from time to time.

Group RRSPs:               You will be entitled to participate in this plan to
                           the same extent as other members of the Company's
                           Executive Management in accordance with the Group
                           RRSP Plan's terms.

Relocation:                Provided  you move your  primary  residence  to the
                           greater Barrie area or the Greater Toronto Area by June 30, 2002, the Company will reimburse reasonable moving expenses including the portion of closing costs on your former and new domicile associated with documentation and legal fees, however excluding mortgage interest, "points", or amounts of a similar nature, provided that such expenses are pre-approved by the Company. The company will pay realtor commission (not more than 6%) on your home in Texas.
                           The Company requires three estimates on moving from a common carrier. The Company reserves the right to choose vendors. The Company will also pay such reasonable professional fees (legal and financial) as are reasonably required in order for you to establish Canadian residency and have the right to work in Canada.

Insurance:                 You will be entitled to participate in the Company's
                           various insurance plans in accordance with their respective terms. You will be provided with life insurance (three times annual base salary) and long term disability insurance, provided that you qualify with the insurance carrier's underwriting requirements. The Company will pay the same proportion of your total premium for each type of insurance as provided to other members of the Executive Management.

Vacation:                  You will be entitled to four weeks vacation per year.
                           This program will be administered accordingly to Company policy. No carry-over of unused vacation time.

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If the foregoing accurately sets forth our understanding, please acknowledge below and return a copy of this letter.

Sincerely,
InterTAN, Inc.,

/s/ Brian E. Levy

Brian E. Levy
President and
Chief Executive Officer

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Accepted and agreed to this 27th day of March, 2002.

     /s/ Christina Redder                             /s/ Michael D. Flink
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Witness                                       Michael Flink